Exhibit 99.1

News Release
Investors contact:
Tamar Gerber
Vice President, Investor Relations
646.348.6706
ACI Worldwide, Inc. Reports Financial
Results for the Quarter Ended June 30, 2009
ACI Reaffirms its Annual Guidance on Sales, Revenue and Operating Income
OPERATING HIGHLIGHTS
•	Achieved Operating Free Cash Flow (“OFCF”) of $13.6 million, a rise of $24.5 million over prior year

•	Achieved operating expense improvement of $17.6 million or 16%

•	Achieved recurring revenue growth of $1.5 million

•	Repurchased 1 million shares in the quarter for approximately $15 million

•	Since quarter end, renewed former large US bank PUF as standard ILF/annuity contract; in July we have achieved “go live” with two large BASE24-eps™ and three large ACI Money Transfer System™ deals in Western Europe and the US

	Quarter Ended
		Better / (Worse)	Better / (Worse)
	June 30, 2009	June 30, 2008	June 30, 2008
Sales	$97.3	$(2.6)	(3)%

Revenue	$87.2	$(22.0)	(20)%

GAAP Operating Loss	$(3.2)	$(4.5)	(357)%
(NEW YORK — August 6, 2009) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of electronic payments software and solutions, today announced financial results for the period ended June 30, 2009. We will hold a conference call on August 6, 2009, at

8.30 a.m. EDT to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“The business is where we expected it to be at this point in 2009 and we are quite excited with the payments opportunities ahead of us, particularly in EMEA. Our second quarter revenues, on a constant FX-basis and without the distortion of non-recurring government mandate deals, are in line with the prior-year quarter. Moreover, our cash generation in the first half of the year was where I expected it to be and I’m pleased with how well we are tracking to our full year guidance,” said Chief Executive Officer Philip Heasley.
Notable sales business during the quarter included:
•	Americas: Strong Money Transfer System bookings seen in the US augmented by applications sales to Canadian and US processors. Americas also booked four key Latin American multi-product bank transactions.

•	EMEA: Sales bookings included a large term renewal and add-on for a Dutch bank and an IBM System p BASE24-eps, ACI Proactive Risk Manager™ and ACI Payments Manager™ deal signed in France.

•	Asia: Achieved a new customer in Vietnam for BASE24-eps as well as a risk management system sale in New Zealand.
FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $97.3 million which was a reduction of 3%, or $2.6 million, as compared to the June 2008 quarter. Notable changes in the mix of sales included a rise of approximately $20 million in add-ons and term extensions which was largely offset by a reduction of approximately $22 million in new sales/new applications activity.
Revenues
Revenue was $87.2 million in the quarter ended June 30, 2009, a reduction of $22.0 million or 20% over the prior-year quarter revenue of $109.2 million. The decrease in revenue was largely attributable to initial license fee and service fee contributions of approximately $15.0 million due to the impact of Faster Payments and the Middle East switch “go live” in the prior-year quarter. Negative foreign currency exchange impact of approximately $4 million also diminished second quarter 2009 results as compared to prior year. However, notwithstanding the absolute reduction in revenue, we achieved recurring revenue growth of $1.5 million compared to the prior-year quarter.
Backlog
As of June 30, 2009, our estimated 60-month backlog was $1.476 billion as compared to $1.410 billion at March 31, 2009, and $1.437 billion as of June 30, 2008. As of June 30, 2009, our 12-month backlog was $349 million, as compared to $335 million for the quarter ended March 31, 2009, and $341 million for the quarter ended June 30, 2008. The 12-month backlog increase of $14 million as compared to the quarter ended March 31, 2009 is due to significant projects moving into the 12-month backlog period as well as the expected timing of revenue recognition for certain sales made in the quarter ended June 30, 2009. Both 12-month and 60-month backlog were positively impacted by foreign currency exchange rate movement since March 31, 2009.
Liquidity
We had $114.4 million in cash on hand at June 30, 2009, an increase of $4.9 million as compared to the March 31, 2009 quarter. As of June 30, 2009, we also had approximately $70.0 million in unused borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $13.6 million compared to $(10.9) million for the June 2008 quarter. The year-over-year positive variance in operating free cash flow of $24.5 million was largely due to timing of $5.6 million in trade cash receipts, reduced payroll expenditure of approximately $5.4 million and $7.0 million in lower capital expenditures and facilities payments.
Operating Income/Loss
Operating loss was $3.2 million in the June 2009 quarter, a reduction of $4.5 million as compared to operating income of $1.3 million in the June 2008 quarter.

Operating Expenses
Operating expenses were $90.4 million in the June 2009 quarter compared to $108.0 million in the June 2008 quarter, an improvement of $17.6 million or 16%. Operating expense variances over prior-year quarter were as follows: a reduction of $3.5 million as a result of beneficial foreign exchange translation effect, a reduction of $4.6 million due to restructuring savings, a decrease of $3.8 million in release of deferred software and services expense, a reduction of $3.1 million in IBM IT Outsourcing transition costs, and lastly, a decrease of $2.6 million in bad debt expense and other costs.
Other Income and Expense
Other expense for the quarter was $3.7 million, compared to other income of $2.0 million in the June 2008 quarter. The increase in other expense versus the prior-year quarter resulted primarily from a negative variance of $3.6 million related to foreign currency exposure as well as $3.3 million increase in non-cash loss on the fair value interest rate swap. The losses were partially mitigated by a $1 million gain on the final cash settlement related to a 2006 sale of intellectual property.
Taxes
Income tax benefit in the quarter was $3.4 million as a result of the pre-tax loss of $6.9 million.
Net Loss and Diluted Earnings Per Share
Net loss for the quarter was $3.6 million, compared to net income of $0.8 million during the same period last year.
Loss per share for the quarter ended June 2009 was $(0.10) per diluted share compared to earnings of $0.02 per diluted share during the same period last year.
Weighted Average Shares Outstanding
Total diluted weighted average shares outstanding were 34.1 million for the quarter ended June 30, 2009 as compared to 34.9 million shares outstanding for the quarter ended June 30, 2008.

Re-affirmation of Guidance
We do not anticipate any changes to our annual guidance based upon what we are seeing in our business markets to date. We now anticipate that our business will achieve the lower end of the guidance range. Hence, guidance remains as indicated on February 26, 2009 with the calendar year guidance as follows: Sales of $450-460 million, GAAP revenue of $415-425 million and GAAP Operating Income of $35-40 million.
-End-

About ACI Worldwide, Inc.
ACI Worldwide is a leading provider of software and services solutions to initiate, manage, secure and operate electronic payments for major banks, retailers and processors around the world. The company enables payment processing, online banking, fraud prevention and detection, and back-office services. ACI solutions provide agility, reliability, manageability and scale, to approximately 750 customers in 90 countries. Visit ACI Worldwide at www.aciworldwide.com.
Non GAAP Financial Measures
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities less capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

Reconciliation of Operating Free Cash Flow	Quarter Ended June 30,
(millions)	2009	2008
Net cash provided by operating activities	$16.6	$(3.4)
Less capital expenditures	(1.1)	(6.0)
Less alliance technical enablement expenditures	(1.9)	(1.5)
Operating Free Cash Flow	$13.6	$(10.9)
Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
▪	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

▪	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

▪	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

▪	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

▪	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.
The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Reclassification
The Company redefined its cost of software license fees in order to better conform to industry practice. The definition has been revised to be third-party software royalties as well as the amortization of purchased and developed software for resale. Previously, cost of software license fees also included certain costs associated with maintaining software products that have already been developed and directing future product development efforts. These costs included human resource costs and other incidental costs related to product management, documentation, publications and education. These costs have now been reclassified to research and development and cost of maintenance and services.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this presentation include, but are not limited to, statements regarding the: (a) expectations regarding the payments opportunities ahead of the Company; (b) the Company tracking to its full year guidance; (c) expectations and assumptions regarding 2009 sales, GAAP revenues, and GAAP operating income; (d) the Company not anticipating changes to its annual guidance; and (e) the Company anticipating that the business will achieve the lower end of the guidance range.
Forward-looking statements can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements, and our business, financial condition and results of operations could be materially and adversely affected. In addition, we disclaim any obligation to update any forward-looking statements after the date of this press release, except as required by law. All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. . Such factors include, but are not limited to, risks related to the global financial crisis, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets, our restructuring efforts, the restatement of our financial statements, consolidation in the financial services industry, changes in the financial services industry, the accuracy of backlog estimates, material weaknesses in our internal control over financial reporting, our tax positions, volatility in our stock price, risks from operating internationally, increased competition, our offshore software development activities, the performance of our strategic product, BASE24-eps, the maturity of certain legacy retail payment products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our legacy retail payment products, demand for our products, our alliance with IBM, our outsourcing agreement with IBM, the complexity of our products and the risk that they may contain hidden defects, governmental regulations and industry standards, our compliance with privacy regulations, system failures, the protection of our intellectual property, future acquisitions and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$114,403	$112,966
Billed receivables, net of allowances of $2,490 and $1,920, respectively	70,464	77,738
Accrued receivables	11,138	17,412
Deferred income taxes	14,005	17,005
Recoverable income taxes	3,869	3,140
Prepaid expenses	11,010	9,483
Other current assets	12,672	8,800

Total current assets	237,561	246,544

Property, plant and equipment, net	17,702	19,421
Software, net	27,531	29,438
Goodwill	202,086	199,986
Other intangible assets, net	27,704	30,347
Deferred income taxes	22,685	12,899
Other assets	11,357	14,207

TOTAL ASSETS	$546,626	$552,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,861	$16,047
Accrued employee compensation	19,575	19,955
Deferred revenue	107,720	99,921
Income taxes payable	820	78
Alliance agreement liability	6,784	6,195
Accrued and other current liabilities	20,524	24,068

Total current liabilities	173,284	166,264

Deferred revenue	32,383	24,296
Note payable under credit facility	75,000	75,000
Deferred income taxes	1,603	2,091
Alliance agreement noncurrent liability	30,991	37,327
Other noncurrent liabilities	29,566	34,023

Total liabilities	342,827	339,001

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at June 30, 2009 and December 31, 2008	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 6,828,493 and 5,909,000 shares outstanding at June 30, 2009 and December 31, 2008, respectively	(159,812)	(147,808)
Additional paid-in capital	304,911	302,237
Retained earnings	50,774	58,468
Accumulated other comprehensive loss	(16,281)	(23,263)

Total stockholders’ equity	203,799	213,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$546,626	$552,842

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,
	2009	2008
Revenues:
Software license fees	$27,116	$38,214
Maintenance fees	33,346	32,867
Services	26,708	38,138

Total revenues	87,170	109,219

Expenses:
Cost of software license fees (1)	3,833	3,248
Cost of maintenance and services (1)	27,955	33,698
Research and development	19,932	21,106
Selling and marketing	15,511	22,215
General and administrative	18,865	23,481
Depreciation and amortization	4,310	4,212

Total expenses	90,406	107,960

Operating income (loss)	(3,236)	1,259

Other income (expense):
Interest income	446	703
Interest expense	(526)	(1,038)
Other, net	(3,615)	2,333

Total other income (expense)	(3,695)	1,998

Income (loss) before income taxes	(6,931)	3,257
Income tax expense (benefit)	(3,369)	2,429

Net income (loss)	$(3,562)	$828

Earnings (loss) per share information
Weighted average shares outstanding
Basic	34,129	34,371
Diluted	34,129	34,903

Earnings (loss) per share
Basic	$(0.10)	$0.02
Diluted	$(0.10)	$0.02

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance and services excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(3,561)	$828
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Depreciation	1,579	1,598
Amortization	4,150	3,932
Tax expense on intellectual property shift	550	590
Amortization of debt financing cost	84	84
Gain on transfer of assets under contractual obligations	(993)	—
Gain/Loss on disposals of assets	(3)	18
Change in fair value of interest rate swaps	328	(2,935)
Deferred income taxes	(4,210)	1,538
Share-based compensation expense	2,026	2,613
Tax benefit of stock options exercised	626	69
Changes in operating assets and liabilities	—	—
Billed and accrued receivables, net	20,097	(4,426)
Other current assets	(2,172)	1,564
Other assets	2,373	(2,002)
Accounts payable	2,336	(286)
Accrued employee compensation	3,531	3,586
Proceeds from alliance agreement	—	1,400
Accrued liabilities	1,966	2,891
Current income taxes	(491)	(2,899)
Deferred revenue	(2,716)	(11,669)
Other current and noncurrent liabilities	(8,899)	87

Net cash flows from operating activities	16,601	(3,419)

Cash flows from investing activities:
Purchases of property and equipment	(575)	(3,154)
Purchases of software and distribution rights	(494)	(2,857)
Alliance technical enablement expenditures	(1,887)	(1,502)
Proceeds from assets transferred under contractual obligations	1,050	—
Other	(50)	(7)

Net cash flows from investing activities	(1,956)	(7,520)

Cash flows from financing activities:
Proceeds from issuance of Common Stock	314	403
Proceeds from exercise of stock options	35	405
Excess tax benefit of stock options exercised	7	34
Purchase of Common Stock	(15,000)	—
Payments on debt and capital leases	(358)	(1,113)

Net cash flows from financing activities	(15,002)	(271)

Effect of exchange rate fluctuations on cash	5,260	736

Net increase (decrease) in cash and cash equivalents	4,903	(10,474)

Cash and cash equivalents, beginning of period	109,500	108,667

Cash and cash equivalents, end of period	114,403	98,193